Exhibit 99.1

                SJW CORP. ANNOUNCES FOURTH QUARTERx
                        FINANCIAL RESULTS

SAN JOSE, CA, January 31, 2005 ? SJW Corp.(AMEX:SJW) diluted earnings per common share for the quarter ended December 31, 2004 were $0.83, compared to $0.33 for the same quarter in 2003. Earnings include the condemnation gain on settlement of an eminent domain lawsuit with the Valley Transportation Authority involving SJW Land Company property. The settlement resulted in a net gain of $3,776,000, or $0.41 earnings per common share.

Operating revenue for the fourth quarter was $37,942,000 versus $34,819,000 for the same period in 2003, representing an increase of $3,123,000 or 9%. Approximately $4,436,000 of the total operating revenue increase was attributable to cumulative rate increases. Additionally, customer growth contributed $121,000 to increased revenue. The revenue increase was offset by a $1,325,000 decrease due to lower customer sales and a $109,000 decrease resulting from other sources.

Water production costs for the fourth quarter of 2004 consisting of purchased water, power and pump taxes, increased $507,000 or 4% to $14,124,000 from $13,617,000 in the fourth quarter of 2003. The increase was due to relatively higher unit cost of purchased water and related pump taxes aggregated $994,000 and decreased surface water availability of $579,000. Lower customer sales and power costs reduced water production costs by $1,066,000.

Quarterly operating expenses for the fourth quarter of 2004, excluding water production costs and income taxes, increased $1,160,000 or 8% to $15,448,000 from $14,288,000 in the fourth quarter of 2003. The increase consisted principally of $193,000 in maintenance expenses, $862,000 in depreciation expense on added utility plant and other non-utility properties, and $105,000 in other costs. Income tax expense for the fourth quarter of 2004 was higher than the same period in 2003 due to increased earnings.

Operating revenue for 2004 increased by $16,457,000, or 11%, from 2003 primarily due to $3,414,000 from increased customer consumption, $458,000 from new customers, $11,754,000 from rate increases, and $831,000 in other revenue. The rate increases were the result of the California Public Utilities Commission?s approval of San Jose Water Company?s general rate case application authorizing new rates effective August 2004 and an offset rate increase to recover higher production costs. The revenue increase was offset by increases in production and operating expenses of $15,535,000, consisting principally of $8,569,000 in water production costs, $1,083,000 in administrative and general expenses, $3,256,000 in depreciation expense and $2,627,000 in tax and other expenses. Diluted earnings per common share in 2004 were $2.15 compared to $2.04 in 2003. The increase in 2004 earnings was primarily the result of increased revenue due to rate increases partially offset by increases in costs and expenses.

Other comprehensive income of $6,925,000 for the twelve months ended December 31, 2004 was primarily due to the change in the market value of the Company?s investment in California Water
Service Group.

In January 2004, SJW Corp. adopted Interpretation No. 46(R),
?Consolidation of Variable Interest Entities?, issued by the Financial Accounting Standards Board. As a result, SJW Corp.
has restated its previously reported December 31, 2003 consolidated financial statements.

	At the Board meeting held on January 27, 2005, the Board of Directors of SJW Corp. declared a quarterly dividend on common stock of $0.2675 per share. The dividend is payable on March 1, 2005 to shareholders of record on February 7, 2005.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately one million people in the City of San Jose and nearby communities.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


SJW CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except share and per share data)

                               THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                      DECEMBER 31                 DECEMBER 31
                               2004          2003          2004          2003
                                       (Restated)                  (Restated)
                           --------------------------------------------------
OPERATING REVENUE          $ 37,942        34,819      $166,911      150,454
OPERATING EXPENSE:
  Operation:
    Purchased water           8,648         8,418        41,220       36,708
    Power                       992         1,036         5,511        5,296
    Pump taxes                4,484         4,163        21,773       17,931
    Administrative and
      general                 4,029         4,037        17,285       16,202
    Other                     3,249         3,183        12,892       12,585
  Maintenance                 2,171         1,978         8,674        7,724
  Property taxes and other
    nonincome taxes           1,308         1,261         5,314        5,065
  Depreciation and
    amortization              4,691         3,829        18,481       15,225
  Income taxes                3,088         2,028        11,644       10,523
                          ---------------------------------------------------
Total operating expense      32,660        29,933       142,794      127,259
                          ---------------------------------------------------
OPERATING INCOME              5,282         4,886        24,117       23,195
Condemnation gain, net
  of taxes of $2,624          3,776             -         3,776            -
Sale of non-utility property,
  net of taxes of $2,106          -             -             -        3,030
Interest on long-term debt   (2,111)       (2,101)       (9,247)      (8,471)
Dividend income                 311           309         1,243        1,237
Other, net                      417           (93)         (103)        (314)
                            -------------------------------------------------
NET INCOME                  $ 7,675         3,001      $ 19,786       18,677
                            =================================================
Other comprehensive income:
Unrealized income on
  investment                $ 9,381         1,350      $ 11,547        4,125
  Income taxes               (3,734)         (717)       (4,622)      (2,090)
                            -------------------------------------------------
Other comprehensive income,
  net                       $ 5,647           633      $  6,925        2,035
                            -------------------------------------------------
COMPREHENSIVE INCOME        $13,322         3,634      $ 26,711       20,712
                            =================================================
Earnings per share
  - Basic                    $ 0.84          0.33       $  2.17         2.04
  - Diluted                    0.83          0.33          2.15         2.04
Comprehensive income per share
  - Basic                    $ 1.46          0.40       $  2.92         2.27
  - Diluted                    1.45          0.40          2.90         2.26
Dividends per share          $ 0.26          0.24       $  1.02         0.97
Weighted average shares outstanding
  - Basic                 9,135,441     9,135,441     9,136,599    9,135,441
  - Diluted               9,208,807     9,170,187     9,197,423    9,148,476


SJW Corp. has restated its previously reported 2003 Consolidated Statements of Income and Comprehensive Income as a result of adopting Interpretation No. 46(R), "Consolidation of Variable Interest Entities" (FIN46R). As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.







                         SJW CORP. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (UNAUDITED)
                             (In thousands)

                                                   DECEMBER 31   DECEMBER 31
ASSETS                                                    2004          2003
                                                                   (Restated)
                                                   --------------------------
UTILITY PLANT:
  Land                                                $  1,735         1,750
  Depreciable plant and equipment                      605,420       570,119
  Construction in progress                               4,595         4,000
  Intangible assets                                      7,840         7,840
                                                      ----------------------
      Total utility plan                               619,590       583,709
Less accumulated depreciation and amortization         189,221       174,985
                                                      ----------------------
      Net utility plant                                430,369       408,724
NONUTILITY PROPERTY:                                    35,154        34,918
Less accumulated depreciation                            3,167         2,349
                                                      ----------------------
      Net nonutility property                           31,987        32,569
CURRENT ASSETS:
  Cash and equivalents                                  10,899        10,278
  Accounts receivable and accrued unbilled
    utility revenue                                     15,260        15,043
  Prepaid expenses and other                             2,211         2,019
                                                      ----------------------
      Total current assets                              28,370        27,340
OTHER ASSETS:
  Investment in California Water Service Group          41,413        30,139
  Unamortized debt issuance and reacquisition costs      3,300         3,447
  Regulatory assets                                      8,064         7,976
  Other                                                  8,649         6,049
                                                      ----------------------
      Total other assets                                61,426        47,611
                                                      ----------------------
                                                      $552,152      $516,244
                                                      ======================

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
    Common stock                                      $  9,516       $ 9,516
    Additional paid-in capital                          14,306        13,375
    Retained earnings                                  148,525       138,058
    Accumulated other comprehensive income              12,344         5,419
                                                      ----------------------
        Total shareholders' equity                     184,691       166,368
    Long-term debt, less current portion               143,604       143,947
                                                      ----------------------
        Total capitalization                           328,295       310,315
CURRENT LIABILITIES:
    Current portion of long-term debt                      275           184
    Accrued pump taxes and purchased water               3,856         3,224
    Purchased power                                        848           864
    Accounts payable                                       870         2,217
    Accrued interest                                     3,619         3,619
    Accrued taxes                                          890           467
    Other current liabilities                            4,993         4,501
                                                      ----------------------
        Total current liabilities                       15,351        15,076

DEFERRED INCOME TAXES                                   51,422        38,689
ADVANCES FOR AND CONTRIBUTIONS IN AID OF CONSTRUCTION  143,906       141,122
OTHER NONCURRENT LIABILITIES                            13,178        11,042
                                                      ----------------------
                                                      $552,152      $516,244
                                                      ======================


SJW Corp. has restated its previously reported December 31, 2003 Consolidated Balance Sheets as a result of adopting FIN46R. As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.



Filename:ex991-4q2004
SJW Corp.
News Release
January 29, 2004
Page 4 of 4